Exhibit 99.1

PRESS RELEASE

Investor Contacts:		Press Contacts:
Marlene S. Dooner	(215) 286-7392	D’Arcy Rudnay	(215) 286-8582
Daniel J. Goodwin	(215) 286-7518	John Demming	(215) 286-8011
Michael A. Kelman	(215) 286-3035

COMCAST REPORTS FIRST QUARTER 2008 RESULTS

Consolidated Revenue Increased 14%; Pro Forma Growth of 10%

Comcast High-Speed Internet and Customer Digital Voice Additions

Drive Strong Unit Growth

Consolidated Operating Cash Flow Increased 15%; Pro Forma Growth of 12%

Consolidated Operating Income Increased 23%

EPS of $0.24; Adjusted EPS of $0.19 Increased 12%

Repurchased $1.0 Billion or 53 Million of Its Common Shares;

Paid $185 Million Dividend to Shareholders on April 30

Philadelphia, PA – May 1, 2008…Comcast Corporation (NASDAQ: CMCSA, CMCSK) today reported results for the quarter ended March 31, 2008. The following table highlights financial results (dollars in millions, except per share amounts):

	1st Quarter
	2008	2007	Growth
Consolidated
Revenue	$8,389	$7,388	14%
Operating Cash Flow	$3,174	$2,763	15%
Operating Income	$1,555	$1,261	23%
Net Income	$732	$837	(13%)
Earnings per Share	$0.24	$0.26	(8%)

Free Cash Flow	$702	$442	59%

Adjusted Net Income[1]	$588	$537	10%
Adjusted Earnings per Share[1]	$0.19	$0.17	12%

Pro Forma Revenue[2]	$8,389	$7,602	10%
Pro Forma Operating Cash Flow[2]	$3,174	$2,845	12%

See notes on page 4

Brian L. Roberts, Chairman and CEO of Comcast Corporation, said, “Our results for the first quarter mark a solid start to 2008. We delivered healthy growth in revenues, operating cash flow, free cash flow, adjusted EPS and strong unit additions. Our performance demonstrates that our operating strategy is working in an economic and competitive environment that continues to be challenging. We are confident that our outlook for 2008 is achievable and we are on track to deliver on our goal of consistent and profitable growth that builds long term shareholder value. In addition, we invested $1 billion to repurchase nearly 2% of our shares outstanding in the first quarter of 2008, and, on April 30, we made our first payment on our recently announced quarterly dividend to shareholders."

Consolidated Results

Revenue increased 14% in the first quarter of 2008 to $8.4 billion while Operating Cash Flow (as defined in Table 7) increased 15% to $3.2 billion and Operating Income increased 23% to $1.6 billion.

This growth was due to strong operating results at Comcast Cable and in our Programming segment as well as the positive impact of cable acquisitions.

On a pro forma basis2, Consolidated Revenue increased 10% to $8.4 billion in the first quarter of 2008 while Consolidated Operating Cash Flow increased 12% to $3.2 billion.

Net Income in the first quarter of 2008 was $732 million, or $0.24 per share compared to $837 million or $0.26 per share in the prior year. Net income in 2008 and 2007 includes gains from the dissolution of cable partnerships. Excluding these one-time gains in both periods and as reconciled in Table 7-B, Adjusted Net Income for the first quarter of 2008 increased to $588 million, or $0.19 per share, compared to $537 million or $0.17 per share in the first quarter of 2007.

Net Cash Provided by Operating Activities increased to $2.3 billion for the three months ended March 31, 2008 from $2.0 billion in 2007 due primarily to strong operating results.

Free Cash Flow (described further on Table 4) totaled $702 million in the first quarter of 2008 as compared to $442 million in 2007. The increase in Free Cash Flow is due primarily to growth in consolidated Operating Cash Flow along with relatively unchanged capital expenditures at Comcast Cable totaling $1.4 billion.

Pro Forma Cable Segment Results3

Revenue increased 10% to $7.9 billion for the first quarter of 2008 as compared to $7.2 billion in the first quarter of 2007. The increase in first quarter revenue reflects price increases for our video services as well as solid unit growth for Comcast High-Speed Internet, Comcast Digital Voice and Comcast Digital Cable with advanced services, offset by modestly lower average revenue per unit on several products due to an increase in customers receiving service as part of a promotional offer or in a new product package.

Operating Cash Flow (as defined in Table 7) grew 9% to $3.1 billion in the first quarter of 2008 from $2.9 billion in the first quarter of 2007. Operating Cash Flow margin was 39.7%, a slight decrease from the 39.9% reported in the first quarter of 2007, reflecting an increase in marketing expenses as well as increased costs as Comcast scales its Business Class services.

Video

•	Basic video subscribers declined 57,000 or 0.2% during the first quarter

•	Added 494,000 digital cable subscribers during the first quarter – 65% or 16.0 million video subscribers have digital service compared to 55% or 13.7 million one year ago

•

6.9 million or 43% of digital cable subscribers have advanced services such as digital video recorders (DVR) and/or high-definition television service (HDTV) compared to 5.2 million or 38% one year ago

Video revenue increased 5% to $4.7 billion in the first quarter of 2008 from $4.5 billion in 2007. The revenue increase reflects price increases for basic and digital video services, growth in digital video customers, and increased demand for digital features including ON DEMAND, DVR and HDTV, offset in part by an increasing number of customers in promotional offers.

Comcast added 494,000 digital cable customers in the first quarter of 2008 including 310,000 full digital cable and 184,000 digital starter subscribers. During the quarter, 450,000 digital cable customers added advanced services, like DVR and HDTV, to their digital service either by upgrading or as new customers. As of March 31, 2008, 43% or 6.9 million of our digital cable customers receive advanced services, 33% or 5.3 million receive full digital cable, and 24% or 3.8 million are digital starter subscribers.

High-Speed Internet

•	Added 492,000 high-speed Internet subscribers during the first quarter – penetration reached 28% or 14.1 million customers

High-speed Internet revenue increased 12% to $1.8 billion in the first quarter of 2008 from $1.6 billion in 2007. The revenue growth reflects a 1.6 million or 13% increase in subscribers from the prior year offset by a 2% decline in average monthly revenue per subscriber to $42.18. The strong subscriber and revenue growth in the first quarter of 2008 benefited from the introduction of additional promotional offers

See notes on page 4

and speed tiers, including Comcast’s BLAST and Performance Plus services (8Mbps or higher service) and Comcast’s Economy Internet service (768Kbps service).

Phone

•	Added 639,000 Comcast Digital Voice (CDV) customers during the first quarter - penetration reached 12% or 5.1 million customers

Phone revenue increased 65% to $587 million in the first quarter of 2008 from $356 million in 2007. Reflecting the addition of 2.6 million CDV subscribers in the last twelve months, revenue from CDV service more than doubled to $573 million in the first quarter of 2008 compared to the same period of the prior year. Circuit-switched phone revenue declined $69 million to $14 million in the first quarter of 2008. Comcast has 66,000 circuit-switched customers, and expects to wind down that business by mid-year 2008.

Advertising revenue increased 6% to $344 million in the first quarter of 2008 from $322 million in 2007, due primarily to one additional week in the broadcast advertising calendar and an increase in political advertising including revenue from the U.S. presidential primary elections. Excluding the positive impact from the extra broadcast week and political advertising, advertising revenues decreased 5% from a year ago, reflecting softness in the advertising marketplace, particularly in auto and housing-related categories.

Programming Segment Results

Comcast’s Programming segment consists of our national programming networks E! Entertainment Television and Style Network (E! Networks), The Golf Channel, VERSUS, and G4.

The Programming segment reported first quarter 2008 revenue of $363 million, a 20% increase from the $302 million in 2007 reflecting one additional week in the broadcast advertising calendar, higher viewership as well as higher advertising and distribution revenue. Operating Cash Flow increased to $113 million or 76%, from the $65 million in 2007 due to the strong revenue.

Corporate and Other

Corporate and Other includes corporate overhead, Comcast Spectacor, Comcast Interactive Media (CIM), and other operations and eliminations between Comcast's businesses. For the first quarter of 2008, Corporate and Other revenue increased to $110 million from $88 million in the first quarter of 2007 primarily due to the strong performance at CIM from internet advertising and search revenue and the inclusion of Fandango. The Operating Cash Flow loss for the first quarter of 2008 decreased to $81 million compared to a loss of $96 million for the same period in 2007.

Share Repurchases and Dividends

In the first quarter of 2008, Comcast repurchased 53.1 million of its common shares for $1.0 billion, reducing the number of total shares outstanding by nearly 2%. In the twelve months leading up to March 31, 2008, Comcast repurchased 5% of its shares outstanding. As of March 31, 2008, Comcast had approximately $5.9 billion of availability remaining under its share repurchase authorization, which it intends to fully utilize by the end of 2009.

Since the inception of the repurchase program in December 2003, Comcast has invested $11.5 billion in its common stock and related securities, reducing the number of shares outstanding by 16%. These investments include repurchasing $10.1 billion or 489.4 million shares of its common stock and paying $1.4 billion to redeem several debt issues exchangeable into 70.9 million shares of Comcast common stock.

On February 14, 2008, Comcast’s Board of Directors declared a $0.0625 quarterly cash dividend on Comcast common stock. The quarterly dividend totaling $185 million was paid on April 30, 2008.

2008 Financial Outlook

For 2008, Comcast reaffirms the following previously issued guidance:

•	Consolidated Revenue and Operating Cash Flow growth of 8% to 10%[2]

•	Consolidated Capital Expenditures as a percent of revenue expected to decline to approximately 18%

See notes on page 4

•	Consolidated Free Cash Flow growth of at least 20% from the $2.3 billion reported in 2007

The outlook above does not reflect the impact of any tax law changes including the U.S. Government economic stimulus package or any future sales or acquisitions of businesses or operating assets (or related tax effects).

Notes:

1

Net income and earnings per share are adjusted for one-time gains, net of tax, related to the dissolution of the Texas/Kansas City Cable Partnership in 2007 and the dissolution of the Insight Midwest Partnership in 2008. Please refer to Table 7-B for a reconciliation of adjusted net income and earnings per share. Earnings per share amounts are presented on a diluted basis.

2

Consolidated pro forma results adjust only for certain acquisitions and dispositions, including the acquisitions of Comcast SportsNet Bay Area/Comcast SportsNet New England (June 2007), the cable system acquired from Patriot Media (August 2007), and the dissolution of the Insight Midwest Partnership (January 2008). Consolidated pro forma results are presented as if the transactions noted above were effective on January 1, 2007. The net impact of these transactions was to increase the number of basic cable subscribers by 765,000. Please refer to Table 7-A for a reconciliation of pro forma financial data.

3	Cable results are presented on a pro forma basis as described in note 2.

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Conference Call Information

Comcast Corporation will host a conference call with the financial community today, May 1, 2008 at 8:30 a.m. Eastern Time (ET). The conference call will be broadcast live on Comcast’s Investor Relations website at www.cmcsa.com or www.cmcsk.com. A recording of the call will be available on the Investor Relations website starting at 12:30 p.m. ET on May 1, 2008. Those parties interested in participating via telephone should dial (800) 263-8495 with the conference ID number 39992756. A telephone replay will begin immediately following the call until Friday, May 2, 2008 at midnight ET. To access the rebroadcast, please dial (800) 642-1687 and enter passcode number 39992756. To automatically receive Comcast financial news by email, please visit www.cmcsa.com or www.cmcsk.com and subscribe to email alerts.

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This press release contains forward-looking statements. Readers are cautioned that such forward-looking statements involve risks and uncertainties that could cause actual events or our actual results to differ materially from those expressed in any such forward-looking statements. Readers are directed to Comcast’s periodic and other reports filed with the Securities and Exchange Commission (SEC) for a description of such risks and uncertainties.

In this discussion, we sometimes refer to financial measures that are not presented according to generally accepted accounting principles in the U.S. (GAAP). Certain of these measures are considered “non-GAAP financial measures” under the SEC regulations; those rules require the supplemental explanations and reconciliations provided in Table 7 of this release. All percentages are calculated based on actual amounts. Minor differences may exist due to rounding.

###

About Comcast Corporation

Comcast Corporation (Nasdaq: CMCSA, CMCSK) (http://www.comcast.com) is the nation's leading provider of entertainment, information and communications products and services. With 24.7 million cable customers, 14.1 million high-speed Internet customers, and 5.2 million voice customers, Comcast is principally involved in the development, management and operation of broadband cable systems and in the delivery of programming content.

Comcast's content networks and investments include E! Entertainment Television, Style Network, The Golf Channel, VERSUS, G4, PBS KIDS Sprout, TV One, ten Comcast SportsNet networks and Comcast Interactive Media, which develops and operates Comcast's Internet business. Comcast also has a majority ownership in Comcast-Spectacor, whose major holdings include the Philadelphia Flyers NHL hockey team, the Philadelphia 76ers NBA basketball team and two large multipurpose arenas in Philadelphia.

TABLE 1

Condensed Consolidated Statement of Operations

(Unaudited)

	Three Months Ended March 31,
(in millions, except per share data)	2008	2007
Revenues	$8,389	$7,388
Operating expenses	3,107	2,759
Selling, general and administrative expenses	2,108	1,866
	5,215	4,625
Operating cash flow	3,174	2,763

Depreciation expense	1,390	1,225
Amortization expense	229	277
	1,619	1,502
Operating income	1,555	1,261

Other income (expense)
Interest expense	(621)	(568)
Investment income (loss), net	79	174
Equity in net (losses) income of affiliates, net	(35)	(21)
Other income (expense)	268	513
	(309)	98
Income before income taxes and minority interest	1,246	1,359

Income tax expense	(508)	(526)

Income before minority interest	738	833

Minority interest	(6)	4

Net income	$732	$837

Diluted earnings per common share	$0.24	$0.26

Adjusted earnings per common share (1)	$0.19	$0.17

Diluted weighted-average number of common shares	3,017	3,161

(1)	Please refer to Table 7-B for a reconciliation of adjusted net income and earnings per share.

TABLE 2

Condensed Consolidated Balance Sheet

(Unaudited)

(in millions)	March 31, 2008	December 31, 2007
ASSETS
Current Assets
Cash and cash equivalents	$635	$ 963
Investments	86	98
Accounts receivable, net	1,497	1,645
Other current assets	886	961
Total current assets	3,104	3,667

Investments	5,800	7,963

Property and equipment, net	23,949	23,624

Franchise rights	59,447	58,077

Goodwill	14,867	14,705

Other intangible assets, net	4,690	4,739

Other noncurrent assets, net	967	642
	$112,824	$113,417

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Accounts payable and accrued expenses related to trade creditors	$2,982	$ 3,336
Accrued expenses and other current liabilities	3,071	3,121
Current portion of long-term debt	1,350	1,495
Total current liabilities	7,403	7,952

Long-term debt, less current portion	30,009	29,828

Deferred income taxes	27,116	26,880

Other noncurrent liabilities	7,110	7,167

Minority interest	388	250

Stockholders’ equity	40,798	41,340
	$112,824	$113,417

TABLE 3

Condensed Consolidated Statement of Cash Flows

(Unaudited)

	Three Months Ended March 31,
(in millions)	2008	2007
OPERATING ACTIVITIES
Net cash provided by operating activities	$2,259	$1,965

FINANCING ACTIVITIES
Proceeds from borrowings	192	3
Retirements and repayments of debt	(218)	(704)
Repurchases of common stock	(1,000)	(500)
Issuances of common stock	10	218
Other	(28)	4
Net cash provided by (used in) financing activities	(1,044)	(979)

INVESTING ACTIVITIES
Capital expenditures	(1,431)	(1,454)
Cash paid for software and other intangible assets	(126)	(118)
Acquisitions, net of cash acquired	(29)	(9)
Proceeds from sales of investments	49	392
Purchases of investments	(26)	(21)
Other	20	22
Net cash provided by (used in) investing activities	(1,543)	(1,188)

Increase (decrease) in cash and cash equivalents	(328)	(202)

Cash and cash equivalents, beginning of period	963	1,239

Cash and cash equivalents, end of period	$635	$1,037

TABLE 4

Calculation of Free Cash Flow, and Unlevered Free Cash Flow

(Unaudited) (1)

	Three Months Ended March 31,
(in millions)	2008	2007
Net Cash Provided by Operating Activities	$2,259	$1,965
Capital Expenditures	(1,431)	(1,454)
Cash Paid for Capitalized Software	(99)	(88)
Cash Paid for Other Intangible Assets	(27)	(30)
Nonoperating and Nonrecurring items, net of tax:
Payment of Tax on Nonoperating Items	—	49
Free Cash Flow	702	442
Cash paid Interest	708	662
Unlevered Free Cash Flow	$1,410	$1,104

(1)	See Non-GAAP and Other Financial Measures in Table 7 for the definition of Free Cash Flow and Unlevered Free Cash Flow.

TABLE 5

Pro Forma Financial Data by Business Segment

(Unaudited)(1)

(in millions)	Cable	Programming (2)	Corporate and Other	Total
Three Months Ended March 31, 2008
Revenues	$7,916	$363	$110	$8,389
Operating Cash Flow	$3,142	$113	($81)	$3,174
Operating Income (Loss)	$1,594	$59	($98)	$1,555
Operating Cash Flow Margin	39.7%	31.2%	NM	37.8%
Capital Expenditures (3)	$1,355	$4	$72	$1,431

Three Months Ended March 31, 2007
Revenues	$7,212	$302	$88	$7,602
Operating Cash Flow	$2,876	$65	($96)	$2,845
Operating Income (Loss)	$1,399	$18	($111)	$1,306
Operating Cash Flow Margin	39.9%	21.3%	NM	37.4%
Capital Expenditures (3)	$1,480	$4	$7	$1,491

(1)

See Non-GAAP and Other Financial Measures in Table 7. Historical financial data by business segment, in accordance with generally accepted accounting principles in the United States (GAAP), is available in the Company’s Annual Report on Form 10-K. All percentages are calculated based on actual amounts. Minor differences may exist due to rounding.

(2)	Programming includes our national networks E! Entertainment Television and Style Network (E! Networks), The Golf Channel, VERSUS and G4.

(3)	Our Cable segment’s capital expenditures are comprised of the following categories:

	1Q08	1Q07
Growth
Customer Premise Equipment (CPE)	$819	$764
Scalable Infrastructure	59	103
Line Extensions	47	88
Support Capital	54	69
Upgrades (Capacity Expansion)	21	36
Business Services	51	24

	1,051	1,084
Maintenance
CPE (Drop Replacements)	58	65
Scalable Infrastructure	103	160
Support Capital	42	60
Upgrades	61	96

	264	381
Discretionary	40	15

Total	$1,355	$1,480

CPE includes costs incurred at the customer residence to secure new customers, revenue units and additional bandwidth revenues (e.g. digital converters). Scalable infrastructure includes costs, not CPE or network related, to secure growth of new customers, revenue units and additional bandwidth revenues or provide service enhancements (e.g. headend equipment). Line extensions include network costs associated with entering new service areas (e.g. fiber/coaxial cable). Support capital includes costs associated with the replacement or enhancement of non-network assets due to obsolescence and wear out (e.g. non-network equipment, land, buildings and vehicles). Upgrades include costs to enhance or replace existing fiber/coaxial cable networks, including network improvements. Business Services includes fiber/coax extension, electronics, CPE and costs to secure new customers.

Management evaluates capital expenditures by categorizing investments into three groups: Growth, Maintenance and Discretionary. Growth is directly tied to revenue generation and represents the costs required to secure new customers, revenue units or additional bandwidth revenues. Maintenance includes investments that allow the company to maintain its competitive position and provide a foundation for growth. Discretionary includes investments that lay the groundwork for future products and services, such as our investments in interactive advertising, cross-platform product development or switched digital video.

TABLE 6

Pro Forma Data – Cable Segment Components

(Unaudited) (1)(2)

	Three Months Ended March 31,
(in millions, except per subscriber and per unit data)	2008	2007
Revenues:
Video (3)	$4,706	$4,491
High-speed Internet	1,750	1,569
Phone	587	356
Advertising	344	322
Other (4)	305	268
Franchise fees	224	206
Total Revenues *	$7,916	$7,212

Operating Cash Flow	$3,142	$2,876
Operating Income	$1,594	$1,399
Operating Cash Flow Margin	39.7%	39.9%
Capital Expenditures	$1,355	$1,480

*	Total Revenues include revenues from Business Services of $120 million in 1Q08 and $87 million in 1Q07.

	1Q08	4Q07	1Q07
Video
Homes Passed (000’s)	49,902	49,701	48,977
Basic Subscribers (000’s)	24,691	24,748	25,005
Basic Penetration	49.5%	49.8%	51.1%
Quarterly Net Basic Subscriber Additions (000’s)	(57)	(100)	83

Digital Subscribers (000’s)	16,015	15,521	13,665
Digital Penetration	64.9%	62.7%	54.6%
Quarterly Net Digital Subscriber Additions (000’s)	494	530	658
Digital Set-Top Boxes	25,856	24,957	21,121

Monthly Average Video Revenue per Basic Subscriber	$63.46	$61.54	$59.97
Monthly Average Total Revenue per Basic Subscriber	$106.74	$104.29	$96.30

High-Speed Internet
“Available” Homes (000’s)	49,548	49,327	48,503
Subscribers (000’s)	14,078	13,586	12,432
Penetration of “Available” Homes	28.4%	27.5%	25.6%
Quarterly Net Subscriber Additions (000’s)	492	341	586
Monthly Average Revenue per Subscriber	$42.18	$42.30	$43.08

Phone
Comcast Digital Voice
“Available” Homes (000’s)	44,082	43,032	36,069
Subscribers (000’s)	5,088	4,449	2,459
Penetration of “Available” Homes	11.5%	10.3%	6.8%
Quarterly Net Subscriber Additions (000’s)	639	618	587
Monthly Average Digital Voice Revenue per Subscriber	$40.24	$40.46	$42.44

Circuit Switched Phone
“Available” Homes (000’s)	5,029	5,026	8,989
Subscribers (000’s)	66	176	560
Penetration of “Available” Homes	1.3%	3.5%	6.2%
Quarterly Net Subscriber Additions (000’s)	(110)	(128)	(93)
Monthly Average Circuit Switched Phone Revenue per Subscriber	$40.61	$42.41	$45.28

Total Revenue Generating Units (000’s) (5)	59,939	58,480	54,120
Total Quarterly Net Additions (000’s)	1,458	1,261	1,821

(1)	See Non-GAAP and Other Financial Measures in Table 7. All percentages are calculated based on actual amounts. Minor differences may exist due to rounding.

(2)

Pro forma financial data includes the results of Comcast SportsNet Bay Area and Comcast SportsNet New England acquired on June 30, 2007, the cable system acquired from Patriot Media Holdings, LLC on August 31, 2007, and the cable systems resulting from the dissolution of the Insight Midwest Partnership on January 1, 2008. Pro forma results are presented as if the acquisitions and dispositions were effective on January 1, 2007. The net impact of these transactions was an increase of 765,000 basic cable subscribers.

(3)	Video revenues consist of our basic, expanded basic, digital, premium, pay-per-view and equipment services.

(4)

Other revenues include installation revenues, guide revenues, commissions from electronic retailing, other product offerings, commercial data services and revenues of our digital media center and regional sports programming networks.

(5)	Represents the sum of basic and digital video, high-speed Internet and net phone subscribers, excluding additional outlets. Subscriptions to DVR and/or HDTV services do not result in additional RGUs.

TABLE 7

Non-GAAP and Other Financial Measures

Operating Cash Flow is the primary basis used to measure the operational strength and performance of our businesses. Free Cash Flow and Unlevered Free Cash Flow are additional performance measures used as indicators of our ability to service and repay debt, make investments and return capital to investors, through stock repurchases and dividends. We also adjust certain historical data on a pro forma basis following certain acquisitions or dispositions to enhance comparability.

Operating Cash Flow is defined as operating income before depreciation and amortization, excluding impairment charges related to fixed and intangible assets and gains or losses on sale of assets, if any. As such, it eliminates the significant level of non-cash depreciation and amortization expense that results from the capital intensive nature of our businesses and intangible assets recognized in business combinations, and is unaffected by our capital structure or investment activities. Our management and Board of Directors use this measure in evaluating our consolidated operating performance and the operating performance of all of our operating segments. This metric is used to allocate resources and capital to our operating segments and is a significant performance measure in our annual incentive compensation programs. We believe that Operating Cash Flow is also useful to investors as it is one of the bases for comparing our operating performance with other companies in our industries, although our measure of Operating Cash Flow may not be directly comparable to similar measures used by other companies.

As Operating Cash Flow is the measure of our segment profit or loss, we reconcile it to operating income, the most directly comparable financial measure calculated and presented in accordance with generally accepted accounting principles in the United States (GAAP), in the business segment footnote of our quarterly and annual financial statements. Therefore, we believe our measure of Operating Cash Flow for our business segments is not a “non-GAAP financial measure” as contemplated by Regulation G adopted by the Securities and Exchange Commission. Consolidated Operating Cash Flow is a non-GAAP financial measure.

Free Cash Flow, which is a non-GAAP financial measure, is defined as “Net Cash Provided by Operating Activities” (as stated in our Consolidated Statement of Cash Flows) reduced by capital expenditures and cash paid for intangible assets; and adjusted for any payments related to certain nonoperating items, net of estimated tax benefits (such as income taxes on investment sales, and nonrecurring payments related to income tax and litigation contingencies of acquired companies). Unlevered Free Cash Flow is Free Cash Flow before cash paid interest. We believe that Free Cash Flow and Unlevered Free Cash Flow are also useful to investors as the basis for comparing our performance and coverage ratios with other companies in our industries, although our measure of Free Cash Flow and Unlevered Free Cash Flow may not be comparable to similar measures used by other companies.

Pro forma data is used by management to evaluate performance when certain acquisitions or dispositions occur. Historical data reflects results of acquired businesses only after the acquisition dates while pro forma data enhances comparability of financial information between periods by adjusting the data as if the acquisitions or dispositions occurred at the beginning of the prior year. Our pro forma data is only adjusted for the timing of acquisitions or dispositions and does not include adjustments for costs related to integration activities, cost savings or synergies that have been or may be achieved by the combined businesses. We believe our pro forma data is not a non-GAAP financial measure as contemplated by Regulation G.

In certain circumstances we also present “adjusted” data, to exclude certain gains, losses or other charges, net of tax (such as from the sales of investments or dispositions of businesses). This “adjusted” data is a non-GAAP measure. We believe, among other things, that the “adjusted” data may help investors evaluate our ongoing operations and can assist in making meaningful period-over-period comparisons.

Operating Cash Flow, Free Cash Flow and Unlevered Free Cash Flow should not be considered as substitutes for operating income (loss), net income (loss), net cash provided by operating activities or other measures of performance or liquidity reported in accordance with GAAP. Additionally, in the opinion of management, our pro forma data is not necessarily indicative of future results or what results would have been had the acquired businesses been operated by us after the assumed earlier date.

We provide reconciliations of Consolidated Operating Cash Flow in Table 1, Free Cash Flow and Unlevered Free Cash Flow in Table 4, Pro Forma in Table 7-A and Adjusted Data in Table 7-B.

TABLE 7-A

Reconciliation of GAAP to Pro Forma(1) Financial Data by Business Segment

(Unaudited)

	GAAP				Cable		Total
(in millions)	Cable	Programming	Corporate, Other and Eliminations	Total	Pro Forma Adjustments (1) (2)	Pro Forma Cable	Pro Forma Adjustments (1) (2)	Total Pro Forma
Three Months Ended March 31, 2008
Revenue	$7,916	$363	$110	$8,389	$—	$7,916	$—	$8,389

Operating Expenses (excluding depreciation and amortization)	4,774	250	191	5,215	—	4,774	—	5,215
Operating Cash Flow	$3,142	$113	($81)	$3,174	$—	$3,142	$—	$3,174
Depreciation and Amortization	1,548	54	17	1,619	—	1,548	—	1,619
Operating Income (Loss)	$1,594	$59	($98)	$1,555	$—	$1,594	$—	$1,555

Capital Expenditures	$1,355	$4	$72	$1,431	$—	$1,355	$—	$1,431

Three Months Ended March 31, 2007
Revenue	$6,998	$302	$88	$7,388	$214	$7,212	$214	$7,602

Operating Expenses (excluding depreciation and amortization)	4,205	237	183	4,625	131	4,336	132	4,757
Operating Cash Flow	$2,793	$65	($95)	$2,763	$83	$2,876	$82	$2,845
Depreciation and Amortization	1,440	47	15	1,502	37	1,477	37	1,539
Operating Income (Loss)	$1,353	$18	($110)	$1,261	$46	$1,399	$45	$1,306

Capital Expenditures	$1,443	$4	$7	$1,454	$37	$1,480	$37	$1,491

(1)

Pro forma data is adjusted only for timing of acquisitions or dispositions and does not include adjustments for costs related to integration activities, cost savings or synergies that have been or may be achieved by the combined businesses. Pro forma results are presented as if the acquisitions and dispositions were effective on January 1, 2007. Minor differences may exist due to rounding.

(2)

Total Pro Forma adjustments and Cable Pro Forma adjustments for 2007 include the results of Comcast SportsNet Bay Area and Comcast SportsNet New England, the cable system acquired from Patriot Media Holdings, LLC and the cable systems resulting from the dissolution of the Insight Midwest Partnership.

TABLE 7-B

Reconciliation of Net Income to Adjusted Net Income

(Unaudited)

	Three Months Ended March 31,
(in millions, except per share data)	2008		2007		2008 vs. 2007 Growth (%)
	$	EPS (1)	$	EPS (1)	$	EPS (1)
Net Income	$732	$0.24	$837	$0.26	(13%)	(8%)
Adjustments:
Gain related to the dissolution of the Texas/Kansas City Cable Partnership, net of tax (2)	—	—	(300)	(0.09)	NM	NM
Gain related to the dissolution of the Insight Midwest Partnership, net of tax (3)	(144)	(0.05)	—	—	NM	NM
Adjusted Net Income	$588	$0.19	$537	$0.17	10%	12%

(1)	Based on diluted average number of common shares for the respective periods as presented in Table 1.

(2)	2007 Net Income includes a one-time gain, net of tax, related to the dissolution of the Texas/Kansas City Cable Partnership.

(3)	2008 Net Income includes a one-time gain, net of tax, related to the dissolution of the Insight Midwest Partnership.